Exhibit (a)(1)(G)

[FORM OF SUMMARY ADVERTISEMENT]

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares, CPOs or ADSs (as defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase dated August 23, 2013 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares, CPOs and ADSs that are not Mexican residents. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares, CPOs and ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  In those jurisdictions where the applicable laws require that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchasers (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

and

Mexican Pesos 2.90 Per Ordinary Participation Certificates

 (each Ordinary Participation Certificate representing three Series A Common Stock)

and

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

by

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for the Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for the Trust 1387 (the “Trust”), Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with the Trust, Ventura Capital and Javier, the “Purchasers”) are offering in the United States (the “U.S. Offer” or “U.S. Offer to Purchase”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), the Purchasers are offering to purchase all of the outstanding Shares and CPOs of Maxcom.  All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON SEPTEMBER 26,
 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

The purpose of the U.S. Offer and the Mexican Offer is to enable the Purchasers to acquire control of, and the entire equity interest in, Maxcom.  On July 23, 2013, (the “Petition Date”), Maxcom along with certain of its affiliates (collectively, the “Maxcom Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”). On the Petition Date, the Maxcom Debtors commenced cases in the Bankruptcy Court under chapter 11 of the Bankruptcy Code to effectuate their restructuring.  Also on the Petition Date, the Maxcom Debtors filed the Chapter 11 Plan, which embodies a settlement among Maxcom and its key stakeholder constituencies in a consensual transaction that will reduce Maxcom’s debt service obligations and position Maxcom for ongoing growth.  The Chapter 11 Plan contemplates that (a) pursuant to the Chapter 11 Plan, Maxcom will issue step-up senior notes (the “Step-Up Senior Notes”) to the holders of Maxcom’s currently outstanding 11% Senior Notes due 2014 (“Old Notes”), and (b) through parallel out-of-court transactions, the Purchasers will contribute a substantial capital contribution to Maxcom in the amount of U.S.$45,000,000 in exchange for newly-issued shares in reorganized Maxcom. Over 98% in principal amount and over 94% in number of the holders of Old Notes that cast ballots voted to accept the Chapter 11 Plan. If the Bankruptcy Court confirms the Chapter 11 Plan, it is expected to become effective following the consummation of the Offers.

Notwithstanding any provision of the U.S. Offer, the obligation of the Purchasers to accept for payment or pay for any Securities validly tendered and not validly withdrawn prior to the expiration of the U.S. Offer will be subject to the satisfaction or waiver of the following conditions (i) no change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) all the representations and warranties of Maxcom under the Recapitalization Agreement dated July 3, 2013 by and among the Purchasers and Maxcom Telecomunicaciones, S.A.B. de C.V. (the “Recapitalization Agreement”) shall be true and correct (disregarding any qualifications with respect to materiality or material adverse effect) in all material respects as of the date the Purchasers commence the Offers except (x) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a material adverse effect and (y) representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such other date or time; (iii) the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) shall have entered an order (the “Confirmation Order”) confirming the joint plan of reorganization of Maxcom and certain of its affiliates (the “Chapter 11 Plan), which order shall be (a) in form and substance acceptable to the Purchasers and (b) consistent in all respects with the Chapter 11 Plan and the description of the Step-Up Senior Notes, and which order shall have become a final, non-appealable order (the “Final Order”), in accordance with the Recapitalization Agreement; (iv) the Recapitalization Agreement shall not have been terminated pursuant to Section 7.1 thereof, (v) approximately 44% of the Securities will have been tendered into the Offers pursuant to agreements to tender entered into with certain Maxcom’s controlling security holders, and (vi) approvals from the Mexican Banking and Securities Exchange Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Economica (the “COFECO”), and the Mexican Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes (the “SCT”), required to consummate the Offers shall (a) have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers or Maxcom, (b) have not been modified in any material way that would create a material adverse effect on the Offers or Maxcom and (c) have not been revoked.

On July 2, 2013, Maxcom’s Board of Directors unanimously approved the Purchasers’ offer to acquire up to 100% of the issued and outstanding Securities of Maxcom at a price of Ps. 2.90 (two pesos and 90/100) per CPO.  Maxcom is required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file a solicitation/recommendation statement on Schedule 14D-9 within ten business days of the filing of this U.S. Offer to Purchase on Schedule TO with the SEC pursuant to which the Board of Directors of Maxcom will state its recommendation to the Maxcom shareholders whether to accept or reject the U.S. Offer (or that it expresses no opinion and is remaining neutral toward the U.S. Offer or that it is unable to take a position with respect to the U.S. Offer), and the reasons for that position.

The Offers are not conditioned on the Purchasers obtaining financing.

The term “Expiration Date” means 12:00 midnight, New York City time, on September 26, 2013, unless the Purchasers, in their reasonable discretion, extend the period during which the U.S. Offer is open, in which event the term “Expiration Date” means the latest time and date at which the U.S. Offer, as so extended, shall expire. Any extension of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. The Purchasers may also extend the U.S. Offer when we are required to do so by applicable laws and regulations. In addition, the Purchasers will extend the U.S. Offer in increments of at least five business days so that the Expiration Date allows for the settlement date of the U.S. Offer to precede the effective date of the Chapter 11 Plan by at least four business days.

If you are not a Mexican resident and you are either a record holder or beneficial owner of Shares or CPOs and you wish to tender your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Shares in certificated form. If you hold Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Shares on your behalf in book-entry form.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Shares and CPOs by causing Indeval to transfer such Shares and CPOs into the Indeval account of Banorte Ixe for the account of the U.S. Receiving Agent in accordance with the procedures of Indeval. In order to effect a tender of the Shares and CPOs you beneficially own, you should promptly contact your nominee and instruct it to tender such Shares or CPOs. If you hold your Shares and CPOs through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Shares and CPOs into the Indeval account of Banorte Ixe on or prior to the Expiration Date.

To tender ADSs pursuant to the U.S. Offer:

If you hold ADSs in certificated form, a properly completed and duly executed Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date; or

If you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed Letter of Transmittal (or a copy thereof with original signatures) or an agent’s message must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, you may be able to use the guaranteed delivery procedure described in the U.S. Offer to Purchase.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities.  Upon the terms and subject to the conditions of the U.S. Offer and applicable law and regulation, we will accept for payment, and will pay for, all Shares, CPOs and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date.  All of the offer conditions will have been satisfied or waived prior to the expiration of the offer, except that if on the Expiration Date regulatory approvals necessary to consummate the offer have not been obtained, then, at such time, we expressly reserve the right to delay acceptance for payment of, or payment for, Shares, CPOs and ADSs.  Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

Payment for the Securities accepted for payment pursuant to the U.S. Offer will be made from cash deposited by us with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In the event that funds deposited with the U.S. Receiving Agent are not sufficient to pay the offer price for the Securities accepted for tender, including due to any fluctuation in the applicable exchange rate, we will transfer to the U.S. Receiving Agent the necessary funds to cover such shortfall.  Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with The Depository Trust Company, commonly known as DTC.  In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by you or your nominee.

Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration date, as it may be extended at any time and from time to time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 25, 2013 unless they are accepted for payment as provided in this U.S. Offer to Purchase. To withdraw Securities previously tendered, a written notice of withdrawal must be delivered with an original signature, with the required information to the U.S. Receiving Agent.

The receipt of cash in the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. Security holders should consult their tax advisors about the particular effect the proposed transactions will have on their Securities and the tax consequences to them of participating in the U.S. Offer (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the U.S. Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Purchasers have requested that Maxcom furnish security position listings in respect of the Shares, CPOs and ADSs for the purpose of disseminating the U.S. Offer to Purchase, the Letter of Transmittal and other relevant materials to the holders of such securities.

The U.S. Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Securities.

The U.S. Offer to Purchase and the related Letter of Transmittal contain important information. Security holders should carefully read both in their entirety before any decision is made with respect to the U.S. Offer.

Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and addresses set forth below. Additional copies of the U.S. Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at the Purchasers’ expense. Security holders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

GEORGESON

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Call Toll-Free: (866) 296 6841

Call Collect: (212) 440 9800

The U.S. Receiving Agent is:

Citibank, N.A.

1. By Mail:	By Hand Or Courier:
Citibank, N.A.	Citibank, N.A.
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

The Mexican Receiving Agent is:

Casa de Bolsa Banorte IXE, S.A. de C.V., Grupo Financiero Banorte

Paseo de la Reforma No. 505, floor 46, Cuauhtémoc, México D.F., P.O. 06500

Attention:  Maite Rivero Mayo
Call:  +(52)55-5268-9841